                                                                 EXHIBIT 11


                      UNION PACIFIC RESOURCES GROUP INC.

                      COMPUTATION OF EARNINGS PER SHARE
                            (Shares in Thousands)
                                 (Unaudited)




                                                           Six Months
                                                         Ended June 30,
                                                      ------------------
                                                        1995       1996
                                                      --------   -------
                                                     (Pro forma)
                                                         (a)

Average number of shares outstanding...............    248,896   248,928

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.........................................        778       922
                                                       -------   -------

Total average number of common and common
  equivalent shares................................    249,674   249,850
                                                       -------   -------
                                                       -------   -------

Net income (millions) (see Note 2 to the Condensed
  Consolidated Financial Statements)...............    $ 111.8   $ 129.6
                                                       -------   -------
                                                       -------   -------

Earnings per share.................................    $  0.45   $  0.52
                                                       -------   -------
                                                       -------   -------

(a) Pro forma earnings per share is based upon the average number of common shares outstanding from the date of the Company's initial public offering (October 10, 1995) until December 31, 1995.